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                                                                    EXHIBIT-23.1

              [LETTERHEAD OF SANSIVERI, KIMBALL & MCNAMEE, L.L.P.]

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of Network Six, Inc.:

We consent to the incorporation by references in the registration statement (No. 33-87208) on Form S-8 of Network Six, Inc. of our report dated February 19, 1999 relating to the balance sheet of Network Six, Inc. as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 which report appears in the December 31, 1998 annual report on Form 10-K of Network Six, Inc.


/s/ Sansiveri, Kimball & McNamee, L.L.P.

Providence, Rhode Island
February 19, 1999